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                                                               EXHIBIT 1.A(5)(j)


                    GUARANTEED MINIMUM DEATH BENEFIT RIDER

This benefit is part of your Policy if listed as a benefit on the Policy Schedule. It is effective from the Policy Date. This benefit provides that your Policy's Stated Death Benefit will remain in force for the years of coverage as selected in your application and approved by us even if your Policy's Cash Surrender Value is zero. Premium requirements and Subaccount diversification requirements apply as stated below.

All the terms below apply and all the terms of your Policy apply except as otherwise provided in this benefit. This benefit has no loan provision or Cash Surrender Value.

DESCRIPTION

Subject to the "Termination" provision below, your Policy will not end prior to:
June 1, 2026, the date this benefit will expire based on the years of coverage selected in your application for this benefit and approved by us.

The annual Policy premium basis applicable to this benefit as of the Policy Date is: $800.00.

If any Stated Death Benefit segments or additional benefits are added after the Policy Date, an additional annual premium will be computed for each addition and will be applicable to this benefit from the date of each respective addition.

TERMINATION

This benefit will end prior to the date shown above if on any Monthly Processing
Date:

      (1) Total premiums less any Withdrawals and any Policy Debt are less than:

           One-twelfth of the annual premium amount shown above multiplied by the number of complete months the Policy has been in force; plus

           One-twelfth of the annual premium applicable to any Stated Death Benefit segment or additional benefit added after the Policy Date multiplied by the number of months each has been in effect. (The annual premium will be reduced for any decrease in Stated Death Benefit or deletion of additional benefit);

           or

      (2) More than 35% of your total Subaccount Accumulation Value is invested in any one Subaccount; or your total Subaccount Accumulation Value is invested in less than five Subaccounts.

           The requirements in this section will be met if: Automatic Rebalancing is in effect; or Dollar Cost Averaging is in effect which transfers amounts into at least four Subaccounts and with no more than 35% of any transfer to any one Subaccount.

This benefit will end earlier than stated above on the first to occur of: Our receipt of your Written Request to end this benefit; the Insured's Age 100; or Policy termination.

If this benefit terminates, it may not be reinstated.

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COST OF THIS BENEFIT

The cost of this benefit is deducted as part of the Monthly Deduction for your Policy while this benefit is in force. The maximum monthly charge is $.01 per thousand of the Stated Death Benefit.

                Signed for SOUTHLAND LIFE INSURANCE COMPANY by

                           [SIGNATURE APPEARS HERE]

                                   Secretary

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